Exhibit 12


UNION PACIFIC RAILROAD COMPANY AND CONSOLIDATED SUBSIDIARY COMPANIES

     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        (Unaudited)

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                                       Three Months Ended March 31,
                                       ----------------------------
Millions of Dollars Except Ratios            1999          1998
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
Earnings:
 Net Income (Loss)...................        $149          $(32)
 Undistributed equity earnings.......         (10)           (9)
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 Total...............................         139           (41)
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Income Taxes.........................          82           (31)
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Fixed Charges:
 Interest expense including
   amortization  of debt  discount...         156           134
 Portion of rentals representing
   an interest factor................          44            43
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 Total...............................         200           177
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Earnings Available for Fixed Charges.         421           105
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Fixed Charges -- as above............        $200          $177
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Ratio of earnings to fixed
   charges (Note  7).................         2.1           0.6
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